Exhibit 99.9

IRON HORSE ACQUISITIONS CORP.

P.O. Box 2506

Toluca Lake, CA 91610

Telephone: (310) 290-5383

Attention: The Board of Directors

Date: February 18, 2025

To: IRON HORSE ACQUISITIONS CORP. (the “Company”)

Dear Sirs or Madams,

We have acted as PRC legal counsel as to the laws of the People’s Republic of China (the “PRC”), for the purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan, to Zhong Guo Liang Tou Group Limited and its subsidiaries (collectively, the “CFI Group”) in connection with the Company’s registration statement on Form S-4, including all amendments and supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the proposed Business Combination (as defined in the Registration Statement) of the Company with CFI Group.

We hereby consent to the reference of our name in the Registration Statement and any amendment thereto, including, without limitation, under the headings “Risk Factors”. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

For and on behalf of
Guangdong Xinyu Law Firm

/s/ Guangdong Xinyu Law Firm